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                                                  Immediate Release
                                                  Contact:
                                                  Mary Brevard
                                                  312/322-8683
                                                  Beth Feikens
                                                  248/373-7962


BORGWARNER TAPS CYNTHIA NIEKAMP TO HEAD TORQUE TRANSFER BUSINESS

Chicago, Illinois, July 22, 2004   BorgWarner Inc. (NYSE:  BWA) today named
Cynthia "Cindy" A. Niekamp President and General Manager of BorgWarner TorqTransfer Systems, Drivetrain Group, and Vice President of BorgWarner Inc. She succeeds John J. McGill who was appointed to the newly created position of Vice President, Global Supply Chain and Champion of Emerging Country Market Utilization.

     "We are very pleased to welcome Cindy to the BorgWarner organization to continue the growth of our torque transfer business," said Timothy M.
Manganello, Chairman and CEO.   "Her extensive operating and financial
experience will enhance our company's leadership and broaden our management team as we seek growth that outpaces the auto industry."

     Cindy Niekamp, 45, joins BorgWarner from MeadWestvaco Corporation where she was Senior Vice President and Chief Financial Officer. She served in a variety of senior roles for the company and predecessor Mead Corporation from 1995 to 2002 in strategic planning and general management, including four years as President and General Manager of Mead Specialty Paper Division.

     She started her career at General Motors in operations and engineering, before moving to TRW to assume operational and business development responsibilities. She holds a master's degree in business administration from Harvard Business School and a bachelor's degree in industrial engineering from Purdue University. She currently serves on the board of directors of Delphi Corporation.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com.
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2003.